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Exhibit 23.1

Consent of Ernst & Young LLP, Independent Auditors

    We consent to the incorporation by reference in the Registration Statements on Forms S-8 (File Nos. 333-39795, 333-72895, 333-77893, 333-54064, 333-54068 and 333-63018) pertaining to the 1997 Equity Incentive Plan, the 1998 Non-Employee Directors' Stock Option Plan, the Employee Stock Purchase Plan, the GeneMedicine 1993 Stock Option Plan, the Non-Plan Option Grants and the 2001 Non-Statutory Plan of Valentis, Inc., and in the Registration Statement on Form S-3 (File No. 333-38092) of Valentis, Inc., of our report dated August 15, 2001, with respect to the consolidated financial statements of Valentis, Inc. included in the Annual Report (Form 10-K) for the year ended June 30, 2001.

                      /s/ ERNST & YOUNG LLP

Palo Alto, California
September 26, 2001

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Consent of Ernst & Young LLP, Independent Auditors